Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Announces Sale of Jersey City Building and
Relocation of Corporate Headquarters

Jersey City, NJ, June 26, 2023, Bel Fuse Inc. (Nasdaq: BELFA and BELFB), a leading global manufacturer of products that power, protect and connect electronic circuits, today announced that it has closed on the sale of its building in Jersey City, New Jersey for $5.9 million. Bel’s corporate headquarters have been based in Jersey City for over 60 years, with the building at 206 Van Vorst Street utilized as its corporate headquarters for the past 20 years.

Bel’s corporate office will transition to West Orange, New Jersey. Dan Bernstein, President and CEO, commented “While we will certainly miss the city that we have called home for many decades, times are changing. The move to West Orange will improve the work-life balance for most of the 25 associates physically based out of our corporate office, reducing their commute. The timing makes sense due to the current market value of the property and our expectation of lower annual operating costs. This move supports our team and is in the best interest of our shareholders.”

Effective July 1, 2023, the address of record for Bel’s corporate headquarters will be:

Bel Fuse Inc.

300 Executive Drive

Suite 300

West Orange, NJ 07052

The phone number will remain the same and is (201) 432-0463.

About Bel
Bel (NASDAQ: BELFA and BELFB) designs, manufactures and markets a broad array of products that include circuit protection, connectors, cable assemblies, discrete components, magnetics, and power supplies. The Company serves a global market and operates facilities around the world.

Company Contact:

Lynn Hutkin
VP Financial Reporting & Investor Relations

ir@belf.com

Investor Contact:

Three Part Advisors

Jean Marie Young, Managing Director or Steven Hooser, Partner

631-418-4339

Media contacts

Bel Fuse

Kelly Wigginton
Kelly.Wigginton@belf.com

Publitek

Zach Hynoski
zach.hynoski@publitek.com

*  *  *  *  *